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                                                                   Exhibit 10.53

                        Shells Seafood Restaurants, Inc.
                        16313 North Dale Mabry Suite 100
                                 Tampa, FL 33618

March 20, 2003

George W. Heaton
319 Clematis Street, Suite 702
West Palm Beach, FL  33401

Dear George,

This confirms our agreement to engage you as a Consultant to assist management of Shells Seafood Restaurants, Inc. (the "Company") by providing the Company with strategic advice with respect to the opening of new stores or the relocation of existing stores, which may include the seeking out of additional new restaurant sites and negotiating the leases ("Services"). The Company and you understand that any Services to be provided by you with respect to any particular store shall be agreed upon in advance and set forth in a writing signed by you and the Company.

Understanding:
1. The Consultant has no authority to bind the Company on any proposal or lease.
2.       The Consultant will provide a weekly progress report to the CEO.
3. The Consultant will work with the CEO and CFO on all prospective sites to determine feasibility for each site, both as to location and financing, as requested. Consultant will take direction from CEO and CFO.
4. Management, to the extent it determines necessary or worthwhile, will assist Consultant on "go forward" sites with demographic studies, pro forma operating statements and balance sheets, financial costs to open, renderings and so forth.
5. Management, at its sole discretion, can approve any new site and proposed financing and then management will seek Board approval.
6. Prospective stores and their financing from any source including realtors shall be coordinated with Consultant during the term of his agreement, at Management's sole discretion.
7.       This agreement is non-exclusive.

Compensation:

1. Consultant shall be paid $5,000 per month in advance beginning as of March 20, 2003 and the 20th of each month during the term of this agreement.
2. Consultant shall be reimbursed for all documented out-of-pocket expenses (not to exceed $400 per month, unless pre-approved by Company's President), incurred

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         while providing his Services. Expenses must be reasonable and related to Consultant's assigned functions.
3. Any new store or relocation store approved by the Board and opened or relocated during Consultant's Services term and in connection with which Consultant provided Services pursuant to this agreement shall entitle Consultant to a $50,000 consulting fee when such store is opened or relocated, as the case may be; and such $50,000 consulting fee shall be considered earned and payable upon the opening of the new or relocated restaurant with respect to which such Services were provided.
4. This agreement can be terminated at any time with thirty (30) days prior written notice by either party. If Consultant is terminated, Consultant is entitled to the $50,000 fee, if the Company thereafter opens a new or relocation store and the Consultant had provided Services with respect to such store pursuant to this agreement during his Services term and such Services and store were described in a writing signed by the Consultant and the Company in accordance with the first paragraph of this agreement.
5. This Agreement expires on December 31, 2003 unless terminated earlier per paragraph 4 above.
6. Consultant acknowledges that the Company will not be withholding taxes related to fees or commissions received. Such tax liability is the responsibility of the Consultant.

Sincerely,

\s\ David W.Head

David W. Head                   Accepted: \s\ George W.Heaton     3/20/03
President and CEO                         George W. Heaton         Date